EXHIBIT 21.1

LIST OF ALL DIRECT AND INDIRECT SUBSIDIARIES

1.               PDC MGMT. CO. (formerly SOTEX Exploration Company), a Texas corporation—100% Direct Subsidiary—1% general partner of Pioneer Drilling Services, Ltd.

2.               PDC Investment Corp., A Delaware corporation—100% Direct Subsidiary—99% limited partner of Pioneer Drilling Services, Ltd.

3.               Pioneer Drilling Services, Ltd. (formerly Pioneer Drilling Co., Ltd.), a Texas limited Partnership—100% Indirect Subsidiary—owned  by PDC MGMT. CO. (1%) and PDC Investment Corp. (99%).

4.               South Texas Drilling Company, a Texas corporation—100% Direct Subsidiary.

5.               South Texas Offshore Drilling Company, a Texas corporation—100% Direct Subsidiary.

6.               ST/1200, Inc., a Texas corporation—100% Direct Subsidiary.